EXHIBIT 10.11
Portions of this exhibit were omitted and filed separately with the Secretary of the
Securities and Exchange Commission pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
Securities Exchange Act of 1934. Such portions are marked by [***].

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into, effective as of September 10, 2009 (the “Effective Date”) by and between

(1)	Baxter Healthcare Corporation, a company duly organized under the laws of Delaware, having a place of business at One Baxter Way, Westlake Village, California 91362-3811 (“Baxter”); and

(2)	MetamoreFix Ltd. company duly organized under the laws of Israel with its principal place of business at Hamada 12A, Rehovot Israel, 76703 (“Buyer”); and

(3)	Teva Medical (Marketing) Ltd., a company duly organized under the laws of Israel with its principal place of business at Sapir IND Zone, Netanya 42504, Israel (“Teva”).

PREAMBLE

WHEREAS:

(A)          Baxter has agreed to supply Tisseel™ VHSD fibrin sealant Kit (the “Tisseel”) to Buyer; and

(B)           Baxter and Teva entered into a Distribution Agreement dated 21 January 1988 whereby Teva has agreed to act as Baxter’s exclusive agent in Israel of certain products, and inter alia in the distribution of Tisseel™ VHSD fibrin sealant Kits in Israel (“Distribution Agreement”); and

(C)           Buyer wishes to purchase Tisseel™ VHSD fibrin sealant Kit (the “Tisseel) from Teva as described with registration details in Exhibit A., which is attached hereto and incorporated herein by reference, and

NOW THEREFORE, Teva and Baxter are willing to sell and transfer the Tisseel only upon the following conditions:

1.	PURCHASE/PURPOSE

Buyer represents and warrants that the Tisseel purchased under this Agreement is for animal and human clinical research use and clinical studies relating to Buyer’s product as outlined in Exhibit B (the “Project”).  Buyer further agrees that the Tisseel will not be used nor sold to others (or any use other than that stated in this Agreement.  Baxter agrees to notify the United States Food and Drug Administration (FDA) by way of a written notice, on which Buyer is copied that Baxter is copied, authorizing Buyer to reference the data within the Tisseel Biologics License Application, FDA Submission Tracking Number (the “Tisseel Specifications”), as well as European regulatory authorities and other authority as needed.  A sample of such written notice is contained herein as Exhibit C.  Baxter represents and warrants that it is GMP approved for the manufacturing of Tisseel and that it’s entering to this Agreement or its execution, and Buyer’s intended use of Tisseel, does not, to Baxter’s best knowledge, infringe on third party rights.  Baxter agrees to provide Buyer with documentation and assistance relating to Tisseel, as reasonably requested by Buyer, as necessary for Buyer to seek and obtain approvals from US regulatory authorities, European regulatory authorities and other authority for the Project.

2.	PAYMENT, PURCHASE ORDERS, LIABILITY

The price and payment terms that Buyer and Teva have agreed upon are listed in Exhibit D.  Any purchase order accepted by Teva shall be filled subject to the terms and conditions of this Agreement.  Any use of the Tisseel shall be in accordance with this Agreement.  Nothing herein shall be construed as a commitment of any kind by Baxter and/or Teva to supply the Tisseel to Buyer neither at any time nor as a commitment by Buyer to purchase Tisseel, except under firm purchase order issued by Buyer and confirmed by Teva to Buyer in writing.  Without derogating from the above, Baxter and/or Teva shall provide Buyer with a 180 day prior written notice of any change in the specifications of Tisseel to be supplied to Buyer, or if Baxter ceases to produce the Tisseel.

3.	REPRESENTATIONS AND WARRANTIES

The Tisseel described in Exhibit A as provided by Baxter is a finished medicinal product, registered in various jurisdictions, and subject to different regulatory requirements, compositions, applications, indicates, dosages and availabilities.  The Tisseel is not registered in Israel however it is imported to Israel under the Pharmacy Act, clause 29 A 3 (known as 29 C).  Baxter represents and warrants that the Tisseel will conform to the Tisseel Specifications and will be free of manufacturing defects.  Baxter further represents to the best of its knowledge that the entering into and performance of this Agreement will not conflict with any agreement to which Baxter is a party or obligation to which Baxter is subject.  Except as otherwise set forth in this Agreement, there are no expressed or implied warranties, including any warranty of merchantability of fitness for a particular purpose or the regulatory status accompanying the sale of this Tisseel.  In particular, there is no express or implied warranty of fitness of the Tisseel for the combination with Buyer’s products or substances.

Except as may arise under any indemnification hereunder, none of the parties shall be liable to the other parties for any proximate, incidental or consequential damages arising from or in connection with this Agreement or from the use of the Tisseel by Buyer or otherwise.

4.	SHIPMENT AND DELIVERY

(a)           Shipment Terms.  Teva shall ship all products to Buyer’s delivery location specified in the Purchase Order, freight pre-paid.  Additional charges for emergency of overnight deliveries will be the responsibility of Buyer and will be added to the invoice.  Teva agrees to ship orders for Tisseel within thirty (30) days after receipt by Teva of a Purchase Order from Buyer, which Purchase Orders may, in the aggregate during the term of this Agreement, equal up to the Maximum Quantity.  Shipments shall be accompanied with certificates of analysis applicable to each Tisseel shipment.

5.	INFECTIOUS AGENTS

Buyer specifically acknowledges that when products prepared from human blood or plasma (including the Tisseel) are administered, the potential for the transmission of infectious agents (such as viruses or other infectious particles, and including infectious agents that may not have been discovered or characterized at this time) cannot he totally eliminated, despite stringent controls applied in the selection of blood and plasma donors and prescribed manufacturing standards used at blood and plasma collection centers, testing laboratories and fractionation facilities.  Buyer agrees that any claims resulting from or alleging such transmission of infectious agents are intended to be covered by indemnification provisions of Article 8(a), except in cases where such claims arise from a failure of Baxter follow the Quality Assurance Procedures in Exhibit A, in which case, such claims are intended to be covered by Article 8(b).

6.	RECALL

If, in Baxter’s sole discretion, or as a consequence or regulatory requirements, Baxter decides to undertake a recall of certain lots of the Tisseel, Buyer shall cooperate fully with Baxter in Baxter’s recall strategy.  If Baxter should notify Buyer of a recall, Buyer shall promptly notify all of its customers who received the Tisseel.  Such notification shall be in a manner commensurate with the hazard and the recall strategy, in accordance with the applicable regulatory agency guidelines for recalls and product withdrawals.  Any claims resulting from or alleging failure of Buyer to so notify Buyer’s customers are intended to be covered by the provisions of Article 8(a) and any such claims resulting from or alleging failure of Baxter to undertake a recall are intended to be covered by the provisions of Article 8(b).  Baxter shall bear the costs, damages, lost profits or any other expenses relating to recalling the Tisseel from Buyer and its customers.

Whenever a recall of the Tisseel in Israel is being contemplated for any reason, each party shall, without prejudice to its obligations under any governmental regulation in the Territory, promptly consult with the other with the view to deciding the appropriate action to take with respect thereto.  Without derogating from the foregoing, Teva shall follow all reasonable instructions of Baxter with regard to recall of the Product.  In the event a recall is due to the negligence or improper action of Buyer, Buyer shall bear costs related to the recall.  Except as specifically noted, all costs, in respect of any retail for any reason shall be at the costs to Baxter.

7.	CONFIDENTIALITY/PUBLICATIONS

(a)           The parties do not intend to disclose to each other confidential information during the performance of this Agreement.  However, if at any anytime a party desires to disclose confidential information to the other party, then the parties will at such time enter into a mutual non-disclosure agreement, in form mutually agreed by the parties.  Accordingly, all information regarding Tisseel provided by Baxter to Buyer, and information otherwise available to Buyer from third party sources, may be used by Buyer in its submissions to regulatory authorities.

(b)           Public Announcement.  No party (nor any affiliate of either party) will originate any written publicity, news release or other public announcement relating to this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably delayed.

8.	INDEMNIFICATIONS

(a)           Buyer shall defend, indemnify and hold harmless Baxter, Teva and their successors, assigns, affiliates, directors, officers, agents and employees (collectively referred to as “Baxter” for the purposes of this Article), from and against any and all liabilities, losses, damages and expenses (including attorney’s fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them by third parties arising out of Buyer’s purchase, possession, processing, packaging, distribution, use, testing, sale or other disposition of products which were manufactured with the Tisseel.  This indemnification shall not apply, however, to the extent any such liabilities, losses, damages or expenses are caused by the gross negligence or willful misconduct of Baxter or any other claim that would not have arisen had the Buyer’s product not included the Tisseel, or claims otherwise covered by Article 8(b).  Buyer shall have the right to control the defense of any action that is to be indemnified by Buyer hereunder, including the right to select counsel reasonably acceptable to Baxter to defend Baxter, and to settle any claim.  Buyer will not enter into any settlement that would admit any fault of Baxter or place any blame on the Tisseel without the prior written consent of Baxter.  The provisions of this Article 8(a) shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and buyer’s obligation hereunder shall apply whether or not such claims are rightfully brought.

(b)           Baxter shall defend, indemnify and hold harmless Buyer and Teva, and their successors, assigns, affiliates, directors, officers, agents and employees (collectively referred to as “Buyer” for the purposes of this Article), from and against any and all liabilities, losses, damages and expenses (including attorney’s fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them by third parties arising out of (i) Baxter’s failure to manufacture the Tisseel to FDA approved specifications, and (ii) claims that the Tisseel infringes the intellectual or other property rights of any third party.  Baxter shall have the right to control the defense of any action that is to be indemnified by Baxter hereunder, including the right to select counsel reasonably acceptable to Buyer to defend Buyer, and to settle any claim.  Baxter will not enter in to any settlement that would admit any fault of Buyer without the prior written consent of Buyer.  The provisions of this Article 8(b) shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and Buyer’s obligation hereunder shall apply whether or not such claims are rightfully brought.

(c)           For this purpose, during the term of this Agreement and thereafter, either party shall hold and maintain an adequate insurance policy to cover its responsibilities and liabilities according to this Agreement and any applicable laws and regulation.

(d)           An indemnified party shall promptly notify the indemnifying party of any loss, claim, damage liability or action in respect of which an indemnified party to claim indemnification under this Article B, and the indemnifying party shall the defense thereof at the indemnifying party’s expense.  The indemnified party may elect to be represented by additional counsel of its choosing at its own expense.  The indemnified party shall cooperate fully with the indemnifying party and its legal representative in the investigation of any action, claim or liability covered by this indemnification.

(e)           Teva will not indemnify either Baxter or Buyer under the terms of this Agreement.  Baxter will indemnify Teva under the terms of its Distribution Agreement with Baxter.

9.	TERM AND TERMINATION

(a)           Term.  The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect for an initial term (the “Initial Term”) of September 10 and end September 10, 2011.  This Agreement shall be automatically renewed thereafter for consecutive one-year terms (each, a “Renewal Term”) after the expiration of the Initial Term on the same terms and conditions as set out herein, with the exception of Pricing which will be renegotiated ninety (90) days prior to the expiration of the Initial or Renewal Term, unless Buyer or Baxter notifies the other in writing of its intention not to renew this Agreement at least ninety (90) days before the end of the Initial Term or any Renewal Term.

(b)           Termination without Cause.  Notwithstanding any of the other provisions in this Article 9 regarding termination of this Agreement, Baxter has the right to terminate this Agreement with ninety (90) days prior written notice to the other parties.

(c)           Termination with Cause.  Notwithstanding any of the other provisions in this Article 9 regarding termination of this Agreement, no party may terminate this Agreement, effective immediately at its option in the event of:

(i)           Voluntary Liquidation Events.  The other party shall (a) seek the liquidation, reorganization, dissolution or winding up of itself or the composition or readjustment of all or substantially all of its debts, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under applicable bankruptcy or insolvency law, (e)  file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts.

(ii)          Material Breach.  Defaults in the performance of any of the material covenants or obligations contained in this Agreement, shall be considered material breach.  If such default is not capable of rectification, then termination should be effective the date that notice of such breach is received by the defaulting party.  If such breach is capable of rectification, then the defaulting party will have thirty (30) days after receipt of written notice of such default, to rectify the breach.

(iii)         Effect of Expiration and Termination.  Subject to Article 10, expiration or termination of this Agreement shall terminate all rights granted hereunder but shall not relieve the parties of any obligation accruing prior to such expiration or termination (including, but not to, the Buyer payments to Baxter).  Notwithstanding the above, in any event of expiration or termination, the Buyer shall have 6 months in order to purchase the remaining quantity needed by Buyer in order to complete its human clinical studies provided that payment and use for such quantities is made according to the terms of this agreement.

10.	SURVIVAL CLAUSE

The obligations of the parties contained in Articles 5, 6, 8, 9, 10, 14 and 15 shall survive termination of this Agreement and remain in full force and effect indefinitely,

11.	ENTIRE AGREEMENT

This Agreement and the attached Exhibits A-D constitute the entire agreement between the parties relating to the subject matter herein, and all  prior proposals, discussions and writings by and between the parties and relating to the subject matter herein are superseded hereby, except for confidentiality agreements previously entered into, the Distribution Agreement and the Original Agreement.  None of the terms of this Agreement shall be deemed to be waived by either party or amended unless such waiver or amendment is written and signed by both parties, and recites specifically that it is a waiver of, or amendment to the terms of this Agreement.

12.	SEVERABILITY

In the event any portion of this Agreement is declared void or invalid by a court of tribunal or competent jurisdiction, such provision shall be modified or severed from this Agreement, and the remaining provisions shall remain in effect, unless the effect of such severance would be to alter substantially this Agreement or the obligations of the parties, in which case this Agreement may be immediately terminated.

13.	SUPPLY SHORTFALL

Should Baxter be precluded from supplying all or part of the Tisseel provided for in this Agreement temporarily, indefinitely, or permanently due to acts of God, regulatory measures or law such as, riots, strikes, natural disaster, acts of terrorism, shortage of product, lack of batch releases of regulatory authorities, or other cause outside of the reasonable control of Baxter, then this Agreement shall be suspended to the extent necessary and for the time necessary to allow for the remedy of the situation causing the disruption of sale or use of the product.  Buyer agrees that in such events Baxter, without liability to Buyer, may allocate products among all of its customers.  In the event the supply shortfall exceeds an aggregate of sixty (60) days, Buyer may terminate this Agreement by written notice of such termination at least thirty (30) days prior to the termination date.  Should Baxter become unable, for any reason, to supply the Tisseel to Buyer, or if it changes the characteristics of the Tisseel so that Buyer has to purchase the Tisseel from another supplier, Baxter shall assist Buyer in such a transition phase, including all assistance required vis a vie the FDA.

14.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to any rules of conflict of laws.  This Agreement shall not be construed against the party preparing it, but shall be construed as if the parties jointly prepared it.

15.	ASSIGNMENT

This Agreement shall not be assignable without the prior written consent of the other party, which consent shall not be unreasonably withheld by either party, except for an assignment accompanying a transfer of the business to which this Agreement pertains or to a parent corporation or affiliate under common ownership with the transferring party.

16.	NOTICES

All notice to either party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission with confirmation of receipt or by registered or certified mail, postage prepaid to the following addresses:

If to Buyer:	MetamoreFix Ltd.
Openheimer 5
Rehovot, Israel 76706
Attn:	Mazal Dahan, PhD
Telephone:	972-77-5077966
Facsimile:	972-77-5077988

If to Baxter:	Baxter Healthcare Corporation
One Baxter Way
Westlake Village, California 91356-3811
Attn:	Bill Tawil
Telephone:	805 372 3588
Facsimile:	805 372 3592

If to Teva:	Teva Medical Ltd.
Sapir IND Zone
Nelanya 42504, Israel
Attn:	Yossi Ofek

17.	COUNTERPARTS

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument.

Deliberately left blank.

IN WITNESS HEREOF, the PARTIES have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date written above.

METAMOREFIX LTD.
By:	/s/ Mazal Dahan
Name:	Mazal Dahan
Title:	Chief Executive Officer
Date:	February 2, 2010

BAXTER HEALTHCARE CORPORATION
By:	/s/ Bill Tawil
Name:	Bill Tawil
Title:	Director, Global Expansion
Date:	March 16, 2010

TEVA MEDICA (MARKETING) LTD.
By:	/s/ Oded Meroz
Name:	Oded Meroz
Title:	Business Unit Manager
Date:	February 12, 2010

EXHIBIT A

Description Tisseel

Tisseel consists of key plasma derivatives from the last stages in the natural coagulation pathway where soluble Tisseel is converted into a sold fibrin matrix.  The Tisseel works as a two-component system.  Controlled and precise application is facilitated by the use of the Duploject applicator, which serves to hold components in separate syringes and provides simultaneous mixing and delivery to the surgical site.  Within 3 to 5 minutes from the time of deliver, a solid coagulum with superior elasticity, tensile strength, and adhesiveness is created.

Baxter follows the following “Quality Assurance Procedures”:  The Tisseel is manufactured as part of an integrated, three-stage viral safety program.  The program consists of (1) donor-selection procedures, (2) serologic testing for viral contaminants, and (3) viral inactivation by two-step vapor heating.  Prior to acceptance, donor plasma must pass two rounds of testing for antibodies against HIV and hepatitis.  The tests are separated by a three-month interval to check for seroconversion.  Viral inactivation of the pooled plasma is performed by two-step vapor heating, a process that has been shown to reduce viral titers by a cumulative log reduction factor of up to 12.8 for HIV.  After more than two decades of international use and more than 5 million doses, not a single case of confirmed viral transmission has been detected from Tisseel.

EXHIBIT B

Metamorefix is active in the field of health care product, intended for Pharmaceutical Aesthetic applications.

This product includes the use of fibrin powder in a matrix gel, to be injected as a dermal filler.

This fibrin powder will consist of the fibrin sealant kit, and will be further processed to form a powder.

EXHIBIT C

Notice to FDA
_____________________________
U.S. Food and Drug Administration
Division of Blood Applications HFM-370
Center for Biologics Evaluation
And Research (CBER)
1401 Rockville Pike
Rockville, Maryland  20852-1448

RE:	Right of Reference to Tisseel® VH Kit Biologics License Application
Submission Tracking Number (STN) 103231,
CBER Reference Numbers: 87-0508 and 87-0509

[please revise to suite use of Tisseel]

Dear _______________,

Baxter Healthcare Corporation through Baxter AG (previously immune AG), a joint stock company duly organized and existing under the laws of Austria, is the owner of STN 103231 for the fibrin sealant, trade name Tisseel® VH Kit.

By way of this notice, Baxter AG hereby grants _______________ a right of reference to the data contained within Biologics License 2.55, STN 103231, CBER Reference Numbers:  87-0508 and 87-0509.

The existence of this notice and other information that it contains are confidential, and the protection afforded to such confidential information by 18 USC 1905, 21 USD 331(j), 5 USC 552, and the other applicable laws is hereby claimed.

If there are any questions regarding this submission, please direct them to my attention at _______________.

Sincerely,

Baxter Healthcare Corporation

EXHIBIT D

Price and Payment Schedule

a)
The amounts of Tisseel to be supplied during the Initial Term, subject to Purchase Orders issued by Buyer, shall be [***] (the “Maximum Quantity”).  Buyer is not obligated to purchase the Maximum Quantity, but may issue Purchase Orders up to this amount, and such Purchase Orders shall be fulfilled by Baxter in accordance with the terms of the Agreement.

The supply is subject to firm orders provided by Buyer during the term and confirmed by Baxter by Baxter that such orders conform to the terms of the Agreement.

Notwithstanding the above, unpurchased quantity of Tisseel out of the maximum quantity attributed to first year may be ordered during the second year of the initial term, as long as product is available.

b)	The purchase price shall be [***]. The purchase price will be re-negotiated for each Renewal Term.

c)	Terms and conditions for purchase of Tisseel shall be those of Teva as set forth below:

ORDERING PROCEDURE

It is agreed by all parties that Teva shall not held any amount of Tisseel in its stock, and each order shall be on ad-hoc basis.  In this respect the Buyer shall send an order to Teva’s Diagnostic Unit, attention:  the head of the Diagnostic Unit.  Shipment against any purchase order does not constitute acceptance by Teva of the terms and conditions or prices stipulated on the purchase order.  Shipment of any order, including standing order, will be made in accordance with terms, conditions and prices in effect, as stated herein, unless otherwise agreed to in writing by all parties concerned.  Teva cannot guarantee maximum product expiration dating on any Products upon delivery.  Specific dating needs may be discussed with Customer Service at time of order placement.

PAYMENT TERMS AND CONDITIONS

Payment terms are net 30 days from date of invoice.  Customer shall pay Teva a service charge of 1% per month, 12% per year, (or the highest amount allowed by law, if lower) on all amounts past due.  In the event Customer is delinquent in payment or any amounts to Baxter, whether or not related to this Agreement, Teva may, at its option, declare all amounts owed to it under all agreements as due and payable immediately and terminate this Agreement.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.